Exhibit 99.2

Omeros Corporation

Unaudited Pro Forma Condensed Consolidated Financial Statements

On November 25, 2025, Omeros Corporation (“Omeros” or the “Company”) completed the closing of the previously announced transaction under the Asset Purchase and License Agreement, dated October 10, 2025 (the “APLA”) with Novo Nordisk Health Care AG (“Novo Nordisk”), pursuant to which Novo Nordisk received exclusive global rights in all indications to develop and commercialize zaltenibart (OMS906), Omeros’ lead human monoclonal antibody targeting mannan-binding lectin-associated serine protease-3 (“MASP-3”), certain related monoclonal antibodies and antigen-binding fragments (collectively, the “Compounds”), and related pharmaceutical products (the “Products”). Under the APLA, Omeros sold and transferred, and Novo Nordisk purchased and assumed, certain assets related to the Compounds and Products, including key patents and other intellectual property.  The parties also granted and received certain intellectual property licenses in order to facilitate the continued development and commercialization activities of both companies (the “Transaction”).

At the closing of the Transaction (the “Closing”), Omeros received an upfront cash payment of $240.0 million. As contemplated by the Credit and Guarantee Agreement, dated June 3, 2024 (the “Credit Agreement”), among the Company, the various lenders party thereto, and Wilmington Savings Fund Society, FSB, as Administrative Agent and Collateral Agent, a portion of the upfront cash payment was applied to fully repay the $67.1 million outstanding term loan under the Credit Agreement (the “Term Loan Repayment”), a $3.4 million mandatory prepayment premium, incurred interest of $2.0 million and approximately $0.1 million of transaction related expenses. The Term Loan Repayment resulted in the termination of the Credit Agreement and release in full of all liens and covenants thereunder including the covenant requiring the Company to maintain at all times a minimum of $25.0 million of unrestricted cash, cash equivalents and short-term investments. Upon the occurrence of such events, the Credit Agreement was terminated.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2025 gives effect to the Transaction and Term Loan Repayment as if they had occurred on September 30, 2025. The unaudited pro forma consolidated financial statements of operations and comprehensive income (loss) for the year ended December 31, 2024 and nine months ended September 30, 2025 give effect to the Transaction and Term Loan Repayment as if they had occurred on January 1, 2024.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 2024 and the notes thereto contained in the Company’s Annual Report on Form 10-K filed on March 31, 2025, as amended, and the unaudited condensed consolidated financial statements as of September 30, 2025 contained in the Company’s Quarterly Report on Form 10-Q filed on November 13, 2025.

The unaudited pro forma condensed consolidated financial statements are presented based on information currently available and are provided for informational purposes only. They are not intended to represent what the Company’s condensed consolidated statements of operations and comprehensive income (loss) and balance sheet actually would have been had the Transaction and Term Loan Repayment occurred on the applicable date indicated above, nor do they reflect all actions that may be undertaken by the Company following Closing. In addition, these unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the Company’s results of operations and financial position for any future period.

The “Historical Omeros (as reported)” column in the unaudited pro forma condensed consolidated financial statements reflects the Company’s historical condensed consolidated financial statements for the periods presented and does not reflect any adjustments related to the Transaction or the Term Loan Repayment.

The “Asset Sale and License Adjustments” column in the unaudited pro forma condensed consolidated financial statements was based on available information and assumptions that reflects the impacts of events directly attributable to the Transaction which management believes are reasonable and factually supportable.

Likewise, the “Term Loan Repayment” column in the unaudited pro forma condensed consolidated financial statements was based on available information and assumptions that reflects the impacts of events directly attributable to the Term Loan Repayment which management believes are reasonable and factually supportable.

OMEROS CORPORATION
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of September 30, 2025
(In thousands, except share and per share data)
(unaudited)

	Historical Omeros (as reported)	Asset Sale and License Adjustments		Term Loan Repayment		Pro Forma Omeros
Assets
Current assets:
Cash and cash equivalents	$2,395	$237,663	(a)	$(72,621)	(c)	$167,437
Short-term investments	33,690	—		—		33,690
OMIDRIA contract royalty asset	25,052	—		—		25,052
Receivables	6,908	—		—		6,908
Prepaid expense and other assets	3,760	—		—		3,760
Total current assets	71,805	237,663		(72,621)		236,847
OMIDRIA contract royalty asset, non-current	99,031	—		—		99,031
Right of use assets	11,807	—		—		11,807
Property and equipment, net	2,009	—		—		2,009
Restricted investments	1,054	—		—		1,054
Total assets	$185,706	$237,663		$(72,621)		$350,748

Liabilities and shareholders’ equity/(deficit)
Current liabilities:
Accounts payable	$12,499	$(420)	(b)	$—		$12,079
Accrued expenses	25,745	(499)	(b)	(714)	(d)	24,532
OMIDRIA royalty obligation	19,301	—		—		19,301
Convertible senior notes, net	17,036	—		—		17,036
Lease liabilities	6,175	—		—		6,175
Total current liabilities	80,756	(919)		(714)		79,123
OMIDRIA royalty obligation, non-current	152,529	—		—		152,529
Convertible senior notes, non-current, net	72,075	—		—		72,075
Term debt, non-current, net	87,480	—		(87,480)	(e)	—
Lease liabilities, non-current	8,843	—		—		8,843
Other accrued liabilities, non-current	4,501	—		—		4,501
Shareholders’ equity/(deficit):						—
Preferred stock, par value $0.01 per share, 20,000,000 shares authorized; none issued and outstanding at September 30, 2025.	—	—		—		—
Common stock, par value $0.01 per share, 150,000,000 shares authorized at September 30, 2025; 70,073,622 shares issued and outstanding at September 30, 2025.	700	—		—		700
Additional paid-in capital	778,968	—		—		778,968
Accumulated deficit	(1,000,146)	238,582	(a)	15,573	(f)	(745,991)
Total shareholders’ equity/(deficit)	(220,478)	238,582		15,573		33,677
Total liabilities and shareholders’ equity/(deficit)	$185,706	$237,663		$(72,621)		$350,748

OMEROS CORPORATION
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
For the Year Ended December 31, 2024
(In thousands, except share and per share data)
(unaudited)

	Historical Omeros (as reported)	Asset Sale and License Agreements		Term Loan Repayment		Pro Forma Omeros

Costs and expenses:
Research and development	$119,523	$(24,997)	(g)	$—		$94,526
Selling, general and administrative	49,735	(971)	(g)	—		48,764
Total costs and expenses	169,258	(25,968)		—		143,290
Loss from operations	(169,258)	25,968		—		(143,290)
Interest expense, net of remeasurement adjustments and other	(24,675)	—		844	(i)	(23,831)
Other income	11,304	—		—		11,304
Gain on sale of zaltenibart	—	238,780	(h)	—		238,780
Gain on early extinguishment of term debt	—	—		15,573	(f)	15,573
Net income (loss) from continuing operations	(182,629)	264,748		16,417		98,536
Net income from discontinued operations, net of tax	25,814	—		—		25,814
Net income (loss)	$(156,815)	$264,748		$16,417		$124,350

Basic and diluted net income (loss) per share:
Net income (loss) from continuing operations	$(3.14)					$1.70
Net income from discontinued operations	0.44					0.44
Net income (loss)	$(2.70)					$2.14

Weighted-average shares used to compute basic and diluted net income (loss) per share from continuing operations	58,170,931					58,170,931

OMEROS CORPORATION
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
For the Nine Months Ended September 30, 2025
(In thousands, except share and per share data)
(unaudited)

	Historical Omeros (as reported)	Asset Sale and License Adjustments		Term Loan Repayment		Pro Forma Omeros

Costs and expenses:
Research and development	$61,850	$(14,531)	(g)	$—		$47,319
Selling, general and administrative	31,865	(1,529)	(g)	—		30,336
Total costs and expenses	93,715	(16,060)		—		77,655
Loss from operations	(93,715)	16,060		—		(77,655)
Interest expense, net of remeasurement adjustments and other	9,686	—		1,996	(i)	11,682
Other income	2,979	—		—		2,979
Loss on early extinguishment of 2026 Notes	(2,968)	—		—		(2,968)
Net gain (loss) on change in fair value of financial instruments	(680)	—		1,801	(j)	1,121
Net loss from continuing operations	(84,698)	16,060		3,797		(64,841)
Net loss from discontinued operations, net of tax	(5,103)	—		—		(5,103)
Net loss	$(89,801)	$16,060		$3,797		$(69,944)

Basic and diluted net loss per share:
Net loss from continuing operations	$(1.39)					$(1.07)
Net loss from discontinued operations	(0.08)					(0.08)
Net loss	$(1.47)					$(1.15)

Weighted-average shares used to compute basic and diluted net loss per share from continuing operations	61,049,886					61,049,886

Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed consolidated financial statements of Omeros were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and Article 11 of Regulation S-X and are based on the historical consolidated financial information of the Company. The condensed consolidated financial information has been adjusted in the accompanying pro forma condensed consolidated financial statements to give effect to both the disposition of the Company’s clinical-stage complement-targeted therapeutic candidate, zaltenibart, and the Term Loan Repayment under the Credit Agreement.

Adjustments to the Pro Forma Condensed Consolidated Financial Statements

Explanations of the adjustments to the unaudited pro forma condensed consolidated financial statements are as follows:

a.    Net proceeds from the Transaction reflects gross consideration of $240.0 million after deducting estimated transaction fees of $2.3 million.

b.    Derecognition of the transaction costs which were captured through accounts payable and accrueds as of September 30, 2025, which are paid from gross proceeds of the Transaction. The Company currently does not anticipate any income tax expense as it has sufficient net operating losses and other tax attributes for which valuation allowances were previously established that can be utilized to cover the net gain on the sale.

c.     Repayment of principal outstanding under the Credit Agreement of $67.1 million, a prepayment premium of $3.4 million, incurred interest of $2.0 million and approximately $0.1 million of transaction related expenses as of the Closing.

d.    Unwinding of accrued interest on the balance sheet as of September 30, 2025 of $0.7 million which was paid at Closing.

e.     Comprised of the following: (1) repayment of principal outstanding under the Credit Agreement of $67.1 million, (2) derecognition of the unamortized premium of approximately $18.8 million related to marking-to-market the term debt to fair market value at the acquisition date, net of issuance costs and (3) derecognition of the associated embedded derivative liability of $1.6 million.

f.     Non-recurring estimated net gain on extinguishment of the term debt is comprised of eliminating the following: $18.8 million of unamortized debt premium and issuance costs and $1.6 million of the term debt embedded derivative liability reflected on our September 30, 2025 balance sheet, partially offset by a prepayment penalty expense of $3.4 million, additional interest expense incurred after September 30, 2025 of $1.3 million, which is net of what was accrued and previously expensed as of September 30, 2025, and transaction related expenses of approximately $0.1 million.

g.    Derecognition of OMS906 program costs which otherwise would not have been incurred if the Closing occurred on January 1, 2024.

h.    Non-recurring upfront proceeds from the sale of zaltenibart to Novo Nordisk of $240.0 million less estimated transaction costs of approximately $1.2 million, which is net of what was accrued and previously expensed as of September 30, 2025.

i.     To reflect the elimination of the term debt interest expense, including amortization of debt premium and capitalized debt issuance costs, which otherwise would not have been incurred if the Closing occurred on January 1, 2024.

j.     Derecognition of a $1.8 million loss on the fair value remeasurement of the term debt embedded derivative.